Exhibit 10.1

FOURTH AMENDMENT TO DEED OF LEASE

This FOURTH AMENDMENT TO DEED OF LEASE (“Amendment”) is made and entered into as of the 4th day of March, 2014 (“Effective Date”), by and between H/F TECHPOINTE, LLC, a Virginia limited liability company (the "Landlord"), and ePLUS INC., a Delaware corporation (the “Tenant”).

RECITALS

WHEREAS, Norton Building 1 LLC (“Original Landlord”) and Tenant were parties to that certain Deed of Lease dated December 23, 2004 (the “Initial Lease”), as amended by that certain Amendment #1 to Deed of Lease between Original Landlord and Tenant dated July 1, 2007, as further amended by that certain Amendment #2 to Deed of Lease between Original Landlord and Tenant dated June 18, 2009, as further amended by that certain Amendment #3 to Deed of Lease between Original Landlord and Tenant dated June 22, 2010 (as hereby amended, the “Lease”), pursuant to which Tenant leases that certain property located at 13595 Dulles Technology Drive, Herndon, Virginia consisting of the entire building (the “Leased Premises”);

WHEREAS, Landlord is successor-in-interest to Original Landlord;

WHEREAS, Tenant and Landlord desire to extend the Lease Term, provide for certain improvements to the Leased Premises and grant Tenant certain renewal rights and amend certain other provisions of the Lease pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of foregoing recitals, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Lease as follows:

AGREEMENT

1. Recitals; Definitions.  The Recitals set forth above are incorporated fully herein.  All capitalized terms used in this Amendment shall have the same meanings given such terms in the Lease, unless otherwise defined or amended in this Amendment, and all terms defined in this Amendment and not defined in the Lease are hereby incorporated into the Lease for all pertinent purposes, unless otherwise stated.

2. Term. Landlord and Tenant acknowledge and agree the Lease Term (prior to any modifications pursuant to this Amendment) currently expires on December 31, 2014.  The Lease Term is hereby extended for an additional period of three (3) years (the “Extension Term”) commencing on January 1, 2015 (the “Extension Date”) and expiring on December 31, 2017 (“Extension Term Expiration Date”) unless earlier terminated in accordance with the terms and provisions of the Lease.  From and after the Effective Date, the defined term (a) “Lease Term” shall include the Extension Term, and (b) “Expiration Date” shall mean the Extension Term Expiration Date.  Any early termination option set forth in Lease has either lapsed or is hereby nullified and deleted from the Lease.

3. Renewal Right.  Section 2.2 of the Lease is hereby amended and restated as follows:

Section 2.2                      Renewal Right.  Tenant is granted the option (the “Renewal Option”) to extend the Lease Term for the entire Leased Premises for one (1) period of two (2) years (the “Renewal Term”), provided (a) no event of default by Tenant exists at the time of exercise of the option or at the commencement of the Renewal Term, (b) Tenant gives written notice of its exercise of the Renewal Option on or before March 31, 2017, time being of the essence, and (c) there has not been an assignment, sublease or other transfer of the Leased Premises by Tenant.  During the Renewal Term, the terms and conditions governing the Lease shall remain the same except that (i) Tenant shall have no further right of renewal after the Renewal Term prescribed above; (ii) Rent for the Leased Premises shall be as set forth in Section 4 of this Amendment, (iii) the Leased Premises shall be leased in its then “as-is,” “where-is” condition, and (iv) Tenant is not entitled to any improvement allowance, rental abatement or any other tenant concessions.  The Renewal Option set forth in this Amendment is the only renewal right or option applicable to the Lease; all other renewal rights or options have either lapsed or are hereby nullified and deleted from the Lease.

4. Rent.

(a) Commencing on the Extension Date, Base Rent for the Leased Premises shall be as follows:

Period	Base Rent Per Square Foot	Annualized Base Rent	Monthly Base Rent
1/1/15 – 12/31/15	$22.20	$1,240,536.00	$103,378.00
1/1/16 - 12/31/16	$22.87	$1,277,752.08	$106,479.34
1/1/17 - 12/31/17	$23.55	$1,316,084.64	$109,673.72

(b) Subject to Section 3 of this Amendment, Base Rent during the Renewal Term (if applicable) for the Leased Premises shall be as follows:

Period (Renewal Term)	Base Rent Per Square Foot	Annualized Base Rent	Monthly Base Rent
1/1/18 – 12/31/18	$24.26	$1,355,567.18	$112,963.93
1/1/19 – 12/31/19	$24.99	$1,396,234.20	$116,352.85

(c) During the Extension Term and, if applicable, the Renewal Term, Tenant shall continue to pay, in accordance with the terms and provisions of the Lease, all amounts due under Section 4 of the Initial Lease (as most recently modified by the Amendment #3 to Deed of Lease) for Basic Operating Charges in excess of the Base Amount; such terms and provisions have not otherwise been modified or amended by this Amendment.

5. Landlord’s Work.

(a) As of the Extension Date, Tenant shall accept the Leased Premises in its then “as is” and “where is” condition, with Tenant accepting all defects, if any, except that Landlord, at Landlord’s sole cost and expense, shall make the following alterations and modifications to the Leased Premises (individually and collectively, the  “Landlord’s Work”):

(i) Install the 125 KW Kohler Generator for purposes of operating base building emergency systems in accordance with the Proposal attached as Exhibit A.  All costs of operating and maintaining the generator shall be included in operating charges.

(ii) Renovate all restrooms in accordance with the following specifications:

(A) Demo and remove all tile during off hours
(B) Install new 12 x 12 or 18 x18 floor tile and 6" base
(C) Install wall tile on wet walls
(D) Replace all fixture with new and include auto flush valves
(E) Replace all countertops with new ($20/sf material allowance)
(F) Replace all mirrors
(G) Replace Doors to Shower Rooms
(H) Install New Toilet Partitions and Accessories (Stainless Steel)
(I) Repaint all restrooms
(J) Remove / Clean / Reinstall all diffusers
(K) Replace Egg Crates with new at light fixtures
(L) Tile in showers will not be replaced. Tile in locker rooms adjacent and around will be replaced.

(b) Tenant acknowledges that except as expressly set forth above, the Landlord’s Work shall be done primarily or exclusively during normal business hours.  Landlord and Landlord’s contractors shall make commercially reasonable efforts to avoid disruptions to Tenant’s business during construction.  Tenant shall cooperate with Landlord and Landlord’s representative to facilitate the orderly construction of Landlord’s Work without delay resulting from any act or failure to act of Tenant.

6. Tenant Improvement Allowance.

(a) Tenant is entitled to an improvement allowance for alterations and improvements to the Leased Premises up to an amount of One Hundred Forty Thousand and No/100 Dollars ($140,000.00) (the “Tenant Improvement Allowance”).  Prior to commencing any improvements or alterations to the Leased Premises (the “Tenant Improvements”), Tenant shall submit to Landlord a detailed scope of work and budget for the Tenant Improvements for Landlord’s prior review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord has approved the scope of work set forth on Exhibit B attached hereto.  Tenant will manage the approved work using a reputable contractor licensed in Virginia.  Tenant shall consult LPC Commercial Services when performing any work on fire alarm system or sprinkler system.

(b) Any costs in excess of the Tenant Improvement Allowance will be entirely at Tenant’s cost.  Landlord shall fund the reasonable cost of the approved Tenant Improvements, up to the Tenant Improvement Allowance.  Tenant, at conclusion of project, shall submit to Landlord copies of all paid invoices or payment affidavits for the Tenant Improvements (the “Draw Request”) for reimbursement.  Landlord shall reimburse Tenant within 14 business days of receipt of each Draw Request.

(c) The Tenant Improvements made to the Leased Premises by Tenant or its licensed contractors shall be made only in a good and workmanlike manner, using new, first-class materials, and in accordance with all applicable codes.  Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a certificate of insurance from each approved contractor or subcontractor evidencing such insurance with such coverage amounts as Landlord may reasonably require.  Tenant shall apply for and finalize all permits and use and occupancy certificates required by the governing jurisdiction.  Promptly after the completion of the Tenant Improvements, Tenant at its expense shall deliver to Landlord two (2) sets of accurate as-built (or record) drawings and one (1) electronic AutoCAD disc showing such Tenant Improvements in place.

(d) The portions of the Tenant Improvements which Landlord reasonably determines are specialized to Tenant’s use and occupancy of the Leased Premises shall, at the election of Landlord made at the time Landlord approves any construction drawings be removed by Tenant before the expiration of the Lease Term.  If Landlord requires the Tenant to remove/restore all or part of the specialized Tenant Improvements, Tenant, at its expense, shall repair any damage to the Leased Premises caused by such removal and restore such elements of the Leased Premises to substantially the same condition.  If Tenant fails to remove any specialized Tenant Improvements as required hereunder, then Landlord may (but shall not be obligated to) remove the same and the cost of such removal and repair of any damage caused by the same, together with any and all costs and expenses actually incurred by Landlord by reason of the failure of Tenant to remove the same, shall be charged to Tenant and paid upon demand.

(e) In no event shall Landlord be obligated to honor a Draw Request received later June 30, 2015 (the “Allowance Close-Out Date”).  Tenant shall provide Landlord with final lien waivers from all contractors, subcontractors and suppliers (conditioned only upon payment of the amount requisitioned).  Any portion of the Tenant Improvement Allowance not requested for the Tenant Improvements on or before the Allowance Close-Out Date shall be forfeited by Tenant and retained by Landlord.

(f) If there is a payment default or Material Non-payment default by Tenant under the Lease beyond any applicable notice and cure period, in addition to any other remedies available to Landlord under the Lease, Landlord may recover from Tenant the pro-rata share of the unamortized amount of the Tenant Improvement Allowance amortized over the Extension Term; by way of example, if a default occurred at the end of the eighteenth (18th) month of the Extension Term, the Landlord would only be allowed to claim fifty percent (50%) of the unamortized Tenant Improvement Allowance.

7. Other Amendments.

(a) Article 10 of the Lease is hereby modified, amended and supplemented so that insurance obtained by Tenant shall name Landlord, Landlord's mortgagees, and Landlord’s property manager as additional insured thereunder.

(b) Section 16.1 (Hold Over) of the Lease is hereby modified so that the fourth (4th) sentence of paragraph is deleted and removed from the Lease.  In amplification of the foregoing, Tenant’s right of first refusal set forth therein is hereby nullified.

8. Security Deposit.  There is no security deposit held by Landlord pursuant to the Lease.

9. Broker.  Tenant represents and warrants that it has not engaged or had any dealings with any broker or agent in connection with this Amendment other than LPC Commercial Services, Inc. acting solely as Landlord’s broker.  Tenant shall and does hereby indemnify, hold harmless and defend Landlord from and against any and all claims, losses, damage, cost or expense (including, without limitation, attorneys’ fees and all court costs) arising out of any breach of the foregoing representation and warranty.  Landlord hereby discloses that Charles R. Hooff III is the manager of the Landlord, is a licensed real estate broker in the Commonwealth of Virginia and a principal to the transaction contemplated by this Amendment.

10. Notices.  The notice addresses in Section 18.6 of the Lease are as follows:

Landlord:	H/F Techpointe, LLC 1707 Duke Street Alexandria Virginia 22314 Attn: Charles R. Hooff III
With a copy to:	John Fagelson PLC 1900 Campus Commons Drive, Suite 100 Reston, Virginia 20191 Attn: John Fagelson, Esq.
Tenant:	ePlus, Inc. 13595 Dulles Technology Drive Herndon, Virginia 20171 Attn: Michael Daniels
With a copy to:	ePlus, Inc. 13595 Dulles Technology Drive Herndon, Virginia 20171 Attn: Erica Stoecker, Esq.

11. Acknowledgments.  Tenant hereby acknowledges that as of the Effective Date (a) the Lease is in full force and effect and has not been assigned or modified or amended, except as set forth herein, and represents the entire agreement between Landlord and Tenant with respect to the Leased Premises, (b) Tenant has no charge, lien or claim of offset under the Lease or otherwise, including rents or other charges due or to become due under the Lease, (c) there are no violations of or uncured defaults under the Lease by Landlord and no acts or events of default and no conditions exist which, with the giving of notice or the passage of time, or both, will constitute a default by Landlord under the Lease, (d) except for the interest in the Leased Premises created by the Lease and Tenant’s personal property contained therein, Tenant has no interest in the Leased Premises, the Building or any personal property used in connection therewith and Tenant has no rights or options of any kind or nature whatsoever to purchase all or any portion of the Leased Premises or the Buildings, and (e) Tenant has not treated, stored or disposed of any hazardous wastes on the Leased Premises or the Building, and no petroleum or hazardous substances have been disposed of by Tenant on the Leased Premises or the Building.

12. Representations.  Tenant represents and warrants to Landlord that Tenant (a) is not in default of any of its obligations under the Lease, and that the Lease is valid, binding and enforceable in accordance with its terms, (b) has full power and authority to execute and perform this Amendment, and (c) has taken all action necessary to authorize the execution and performance of this Amendment.

13. Miscellaneous.

(a) Any question with respect to the interpretation of the Lease shall be governed by the laws of the Commonwealth of Virginia.

(b) The Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors and permitted assigns.

(c) This Amendment may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement.

(d) Landlord and Tenant hereby ratify and confirm the Lease, as amended hereby.  Except as herein expressly modified, all terms, conditions and provisions of the Lease, other than clauses that as a result of the passage of time and/or events are no longer applicable, shall remain in full force and effect.  To the extent of an inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall govern.

(e) The Lease, as amended by this Amendment, contains the entire agreement, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in the Lease or this Amendment shall be of any force or effect.  The Lease may be modified or terminated only by an agreement in writing signed by the party against whom enforcement of the waiver, modification or termination is sought.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal as of the day and year first above written.

WITNESS: /s/Churchill Hooff Name: Churchill Hooff	LANDLORD: H/F TECHPOINTE, LLC, a Virginia Limited Liability Company BY: /s/Charles R. Hooff III Charles R. Hooff III, Manger
ATTEST: /s/Erica S. Stoecker Name: Erica S. Stoecker Title: Secretary	TENANT: ePLUS INC., a Delaware corporation By: /s/Phillip G. Norton (SEAL) Name: Phillip G. Norton Title: Chief Executive Officer